Mail Stop 3561

 							January 9, 2006

Mr. Richard Szefc
Chief Financial Officer, Treasurer, and Secretary
The Knot, Inc.
462 Broadway
6th Floor
New York, New York 10013

	Re:	The Knot, Inc.
		Form 10-K/A for Fiscal Year Ended December 31, 2004
Filed April 20, 2005
Forms 10-Q for Fiscal Quarters Ended
March 31, 2005, June 30, 2005, and September 30, 2005
		File No. 0-28271

Dear Mr. Szefc:

	We have completed our review of your Form 10-K/A and related filings and have no further comments at this time.

								Sincerely,


								George F. Ohsiek, Jr.
      Branch Chief